Exhibit 99.1

NEWS RELEASE

AstroNova Reports Record Bookings, Revenue and Backlog

for the Fiscal 2018 Fourth Quarter and Full Year

Fourth Quarter Fiscal 2018 Achievements

•	Record bookings of $34.8 million, up 32% from prior year fourth quarter

•	Record revenue of $32.7 million, up 27% from prior year fourth quarter

•	Operating income of $2.1 million, up 85% from prior year fourth quarter

•	GAAP diluted EPS of $0.09, down 10% year-over-year; Non-GAAP diluted EPS of $0.25, up 150% from the prior fourth quarter excluding impact of Tax Cuts and Jobs Act

Full Year Fiscal 2018 Achievements

•	Record bookings of $120 million, up 22% from prior year

•	Record revenue of $113 million, up 15% from prior year

•	Record backlog of $21.4 million, up 22% from prior year

•	GAAP diluted EPS of $0.47, down 16% year-over-year; Non-GAAP diluted EPS of $0.63, up 13% from prior year excluding impact of Tax Cuts and Jobs Act

West Warwick, R.I., March 14, 2018 – AstroNova, Inc. (NASDAQ: ALOT), a global leader in data visualization technologies, today reported financial results for the fiscal 2018 fourth quarter and year ended January 31, 2018.

“We concluded a solid year with a strong performance in the fourth quarter, generating record revenue and bookings,” said AstroNova President and CEO Greg Woods. “Product Identification revenue was up 16% for the fourth quarter, as the QuickLabel organic business continues to grow and the new products we introduced last year begin to ramp. We also are making excellent progress with the TrojanLabel product line, as we continue to add dealers and brand awareness. Our newest TrojanLabel products, the T4 and T2C, began shipping at the end of the fourth quarter, and we expect these products to contribute nicely to our results in the coming quarters.

“Test & Measurement revenue was up 58% from the fiscal 2017 fourth quarter, as we began to see revenue contribution from the Honeywell agreement,” Woods said. “Our fourth-quarter results included costs related to the integration of the acquired product line, and those costs are expected to continue for the next couple of quarters as we migrate the manufacturing of the narrow-format printers to West Warwick. The integration process should be completed by the end of the first half of this fiscal year. During the fourth quarter, we also introduced an upgraded TMX data acquisition system featuring enhanced security with Windows 10 and a high-speed oscilloscope function.

600 East Greenwich Avenue	NASDAQ: ALOT
West Warwick, RI 02893	www.astronovainc.com
800-343-4039
+1 (401) 828-4000

“The success of our efforts during the past two years to expand international sales is evident, as international revenue was up 72% in the fourth quarter from the same period in fiscal 2017 and up 52% in fiscal 2018 compared with the prior year,” Woods said. “Our $43.6 million of international revenue for fiscal 2018 was another record for the Company. We are now winning larger contracts from global organizations due to our new worldwide presence that would not have been possible a short time ago.”

Recent Highlights

•	The Board of Directors declared a quarterly cash dividend of $0.07 per share payable March 30, 2018 to shareholders of record as of March 12, 2018

•	David S. Smith was named Vice President, Treasurer and Chief Financial Officer

•	Dick Warzala, Chairman and CEO of Allied Motion Technologies, was appointed to the Board of Directors

Financial Summary

Revenue in the fourth quarter totaled $32.7 million, an increase of 27% from $25.7 million in the fourth quarter of fiscal 2017, reflecting higher sales in both of the Company’s segments – Product Identification and Test & Measurement. For the full year, revenue increased 15.2% to a record $113.4 million from $98.4 million in fiscal 2017.

Gross profit for the fourth quarter was $12.6 million, or 38.7% of revenue, compared with $10.1 million, or 39.3% of revenue, for the fourth quarter of fiscal 2017. The increase in gross profit dollars reflected higher revenue in the 2018 period, while the decrease in gross margin percentage was due to expenses associated with the Company’s asset purchase and licensing agreement with Honeywell International’s Aerospace division in September 2017.

Fiscal 2018 gross profit was $44.0 million, or 38.8% of revenue, compared with $39.5 million, or 40.1% of revenue, in fiscal 2017. Lower gross margin percentage in fiscal 2018 reflected the Honeywell transaction as well as expenses associated with the Company’s February 2017 acquisition of Trojanlabel ApS.

Operating expenses for the fourth quarter were $10.5 million compared with $8.9 million in the same period of fiscal 2017. The increase was due primarily to higher selling and marketing and R&D expenses associated with the introduction of new products in Product Identification and Test & Measurement. Fiscal 2018 operating expenses increased to $38.6 million from $33.2 million a year earlier.

Operating income for the fourth quarter was $2.1 million, or 6.5% of revenue, compared with $1.2 million, or 4.5% of revenue, in the fourth quarter of fiscal 2017, reflecting higher revenue in the 2018 period. Operating income for fiscal 2018 was $5.4 million, or 4.8% of revenue, compared with $6.3 million, or 6.4% of revenue, in fiscal 2017, primarily reflecting the effect of integration expenses in the 2018 period.

GAAP net income for the fourth quarter was $628,000, or $0.09 per diluted share, down from $766,000, or $0.10 per diluted share, in the fourth quarter of fiscal 2017. GAAP net income for fiscal 2018 was $3.3 million, or $0.47 per diluted share, compared with $4.2 million, or $0.56 per diluted share, in fiscal 2017. Results for both the fourth-quarter and full-year periods of 2018 were negatively impacted by $1.1 million, or $0.16 per share, in taxes due to the enactment of the Tax Cuts and Jobs Act. Of this total, $1.0 million was related to revaluation of deferred tax assets at the new lower corporate tax rate and $104,000 was related to the Transition Tax on un-repatriated earnings of foreign subsidiaries. On a non-GAAP basis, excluding this impact, net income for the fourth quarter of fiscal 2018 was $1.7 million, or $0.25 per diluted share, while net income for full-year fiscal 2018 was $4.4 million, or $0.63 per diluted share.

Fourth-quarter 2018 bookings increased 32% to $34.8 million from $26.4 million in the fourth quarter of fiscal 2017, with increases in both the Product Identification and Test & Measurement segments.

Backlog at January 31, 2018 was $21.4 million, up 22% from $17.6 million the end of the fiscal 2017 fourth quarter.

Business Outlook

“As we begin fiscal 2019, we are optimistic about the year ahead and the long-term future of AstroNova,” continued Woods. “We are capitalizing on many product and business development initiatives, and we continue to see excellent growth opportunities from our TrojanLabel acquisition and our asset purchase and licensing agreement with Honeywell International’s Aerospace division. In addition, as we seek to leverage our top-line growth into enhanced profitability, we see many ongoing operational excellence opportunities from the Honeywell and TrojanLabel integrations as well as through continued process improvements and automation that will enable us to further drive economies of scale.”

Fourth-Quarter Fiscal 2018 Conference Call

AstroNova will conduct an investor conference call at 9:00 a.m. ET today. Investors can participate in the conference call by dialing (800) 289-0438 (U.S. and Canada) or (323) 994-2083 (International) approximately 10 minutes prior to the start time and entering confirmation code 2355093. A live webcast of the call also will be available by accessing the Investors section of AstroNova’s website, www.astronovainc.com. Please join the call at least five minutes prior to the start time.

Following the live broadcast, an audio replay of the call will be available at www.astronovainc.com. A telephone replay of the conference call will be available for seven days by dialing (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (International). The passcode is 2355093.

About AstroNova

AstroNova, Inc. (NASDAQ: ALOT), a global leader in data visualization technologies, designs, manufactures, distributes and services a broad range of products that acquire, store, analyze and present data in multiple formats. The Product Identification segment offers a variety of hardware and software products and associated supplies that allow customers to mark, track and enhance the appearance of their products. The segment’s two business units are QuickLabel®, the industry leader in tabletop digital color label printing and TrojanLabel™, a leader in the light-production color label press and specialty printer markets. The Test and Measurement segment includes the Test & Measurement business unit, which offers a suite of products and services that acquire, record and analyze electronic signal data from local and networked sensors. The segment also includes the Aerospace business unit, which makes printers, networking hardware and related accessories. These products are used in the aircraft flight deck to print flight plans, navigation information and performance data and in the aircraft cabin to print maintenance data, receipts and passenger manifests. AstroNova is a member of the Russell Microcap® Index and the LD Micro Index (INDEXNYSEGIS: LDMICRO). Additional information is available by visiting www.astronovainc.com.

Forward-Looking Statements

Information included in this news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, but rather reflect our current expectations concerning future events and results. These statements may include the use of the words “believes,” “expects,” “intends,” “plans,” “anticipates,” “likely,” “continues,” “may,” “will,” and similar expressions to identify forward-looking statements. Such forward-looking statements, including those concerning the Company’s expectations regarding the integration of the Honeywell product line and its anticipated performance in fiscal 2019, involve risks, uncertainties and other factors, some of which are beyond our control, which may cause our actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. These risks, uncertainties, and factors include, but are not limited to, those factors set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2017 and subsequent filings AstroNova makes with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this news release.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this press release contains the non-GAAP financial measures non-GAAP net income and non-GAAP net income per share. The Company believes that these non-GAAP financial measures help investors to gain a meaningful understanding of changes in the Company’s core operating results, and also can help investors who wish to make comparisons between AstroNova and other companies on both a GAAP and a non-GAAP basis. AstroNova’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring its core operating performance and comparing such performance to that of prior periods and to the performance of its competitors. These measures are also used by the Company’s management to assist with their financial and operating decision-making. Non-GAAP financial measures are not a substitute for GAAP financial measures and may not be comparable to similarly titled measures of other companies.

Contact:

Scott Solomon

Senior Vice President

Sharon Merrill Associates

(617) 542-5300

ALOT@investorrelations.com

ASTRONOVA, INC.

Consolidated Statements of Income

In Thousands Except for Per Share Data

(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 31, 2018	January 31, 2017	January 31, 2018	January 31, 2017
Net Sales	$32,699	$25,657	$113,401	$98,448
Cost of Goods Sold	20,057	15,586	69,399	58,959
Gross Profit	12,642	10,071	44,002	39,489
	38.7%	39.3%	38.8%	40.1%
Operating Expenses:
Selling & Marketing	6,277	4,770	22,234	18,955
Research & Development	2,112	1,776	7,453	6,314
General & Administrative	2,123	2,373	8,903	7,939

	10,512	8,919	38,590	33,208
Operating Income	2,130	1,152	5,412	6,281
	6.5%	4.5%	4.8%	6.4%
Other (Expense) Income, Net	(210)	396	(255)	324

Income Before Taxes	1,920	1,548	5,157	6,605
Income Tax Provision	1,292	782	1,871	2,377

Net Income	$628	$766	$3,286	$4,228

Net Income per Common Share—Basic	$0.09	$0.10	$0.48	$0.57

Net Income per Common Share—Diluted	$0.09	$0.10	$0.47	$0.56

Weighted Average Number of Common Shares —Basic	6,748	7,463	6,911	7,421
Weighted Average Number of Common Shares —Diluted	6,847	7,586	7,015	7,572
Dividends Declared Per Common Share	$0.07	$0.07	$0.28	$0.28

Selected Consolidated Balance Sheet Data

Amounts In Thousands

(Unaudited)

	January 31, 2018	January 31, 2017
Cash & Marketable Securities	$11,688	$24,821
Current Assets	$63,780	$61,423
Total Assets	$122,313	$83,665
Current Liabilities	$25,907	$11,985
Long-Term Debt	$17,684	$—
Royalty Obligation	$11,760	$—
Shareholders’ Equity	$63,652	$70,537

Net Income and Diluted Earnings per Share GAAP to Non GAAP Reconciliation

Amounts In Thousands

(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 31, 2018	January 31, 2017	January 31, 2018	January 31, 2017
Net Income—GAAP	$628	$766	$3,286	$4,228
Tax Act Impact:
Revaluation of Deferred Tax Assets	1,010	—	1,010	—
Transition Tax	104	—	104	—

Adjusted Net Income—Non-GAAP	$1,742	$766	$4,400	$4,228

	Three Months Ended		Twelve Months Ended
	January 31, 2018	January 31, 2017	January 31, 2018	January 31, 2017
Net Income per Common Share—Diluted—GAAP	$0.09	$0.10	$0.47	$0.56
Tax Act Impact:
Revaluation of Deferred Tax Assets	0.15	—	0.14	—
Transition Tax	0.01	—	0.02	—

Adjusted Net Income per Common Share—Diluted—Non—GAAP	$0.25	$0.10	$0.63	$0.56